Exhibit 99.1

GlobalSantaFe Announces Internal Investigation of Nigeria Operations

Houston, June 25, 2007 — GlobalSantaFe Corporation (NYSE: GSF) today reported that the Company, with the assistance of outside counsel, is conducting an internal investigation of its Nigerian operations, focusing on agents who handled customs matters with respect to a Nigerian affiliate of the Company and whether those agents have fully complied with the U.S. Foreign Corrupt Practices Act (FCPA) and local laws. The Company’s investigation follows recent announcements by Tidewater Inc. and Noble Corp. disclosing that both companies were independently investigating the FCPA implications of certain actions taken by agents in respect of customs matters in connection with their operations in Nigeria, as well as another company’s recently announced settlement implicating an agent handling customs matters in Nigeria.

Both the U.S. Securities and Exchange Commission and the U.S. Department of Justice have been advised of the Company’s investigation, which is in an early stage. The Company cannot predict at this time the ultimate outcome of the investigation or the effect of implementing any further measures that may be necessary to ensure full compliance with applicable laws.

About GlobalSantaFe

GlobalSantaFe is one of the largest offshore oil and gas drilling contractors and the leading provider of drilling management services worldwide. The company owns or operates a contract drilling fleet of 37 premium jackup rigs; six heavy-duty, harsh environment jackups; 11 semisubmersibles and three dynamically positioned, ultra-deepwater drillships, as well as two semisubmersibles owned by third parties and operated under a joint venture agreement. In addition, an ultra-deepwater semisubmersible is under construction and scheduled for delivery in early 2009. For more information about GlobalSantaFe, go to http://www.globalsantafe.com.

Contact Information

Investors:	Media:
Richard Hoffman	Jeff Awalt
281-925-6441	281-925-6448